China United Insurance Service, Inc.  Acquires Action Holdings Financial Limited

August 24, 2012

Lo Chung Mei, CEO of China United Insurance Service, Inc. (OTCBB: CUII) (the “Company”), announced that the Company today entered into an Acquisition Agreement with all of the shareholders of Action Holdings Financial Limited (“AHFL”), a British Virgin Islands limited liability company, to acquire all of the issued and outstanding shares of AHFL. On the same date, the Company has consummated the acquisition contemplated by the Acquisition Agreement. The total consideration to be paid by the Company in exchange for all of the outstanding shares of AHFL is: (i) cash in the amount of NT$22.5 million (US$751,062), payable in two installments, (ii) 10,000,000 shares of the Company’s common stock, and (iii) options to purchase an additional 2,000,000 shares of the Company’s common stock.

AHFL directly holds 65.95% of Law Enterprise Co., Ltd., a holding company limited by shares incorporated in Taiwan. Law Enterprise Co., Ltd. directly holds (i) 100% Law Insurance Broker Co., Ltd. (“Dinglv Broker”), a company limited by shares incorporated in Taiwan; (ii) 97.84% of Law Risk Management ＆ Consultant Co., Ltd., a company limited by shares incorporated in Taiwan; and (iii) 96% of Law Insurance Agent Co., Ltd., a limited liability company incorporated in Taiwan. Unlike Dinglv Broker, Law Risk Management & Consultant Co., Ltd. and Law Insurance Agent Co., Ltd. are not in active operation.

ABOUT DINGLV BROKER

Dinglv Broker is one of the leading insurance brokerage companies in Taiwan and has an operating history of more than two decades since its incorporation in the year of 1992. Dinglv Broker primarily focuses on life and property insurance brokerage and agency service and has expanded its business across Taiwan over years of operation, with 21 branches and over 1,800 employees, insurance brokers and agents.

Dinglv Broker has won numerous awards from various Taiwan government authorities for its excellence in the insurance brokerage industry. Among which, from year 2005 to year 2008, Dinglv Broker has won the “Taiwan Insurance Excellence Award - Talent Training” for four consecutive years, the “Taiwan Insurance Excellence Award - E-commerce” in 2009, and "Taiwan Insurance Excellence Award - Customer Service” in 2011. The “Taiwan Insurance Excellence Award" is one of most prestigious as well as well-participated insurance events in Taiwan, co-sponsored by the Taiwan Insurance Institute, Taiwan Financial Supervisory Committee and Taiwan Consumer Protection Committee, to encourage the insurance industry participants to actively enhance insurance service quality as well as to improve customer services.

In 2011, Dinglv Broker had gross revenues of approximately NT$1.035 billion (US$34.549 million) and net profit of approximately NT$105 million (US$3.505 million), and achieved a return on assets and return on equity which were substantially higher than those of many other financial and insurance companies in Taiwan. “NT$” means the official currency of Taiwan.

During its years of operation, Dinglv Broker has also formed strategic relationships with numerous insurance companies in Taiwan, including China Life Insurance Company Limited, Shin Kong Life Insurance Co., Ltd., Fubon Life Insurance Co., Ltd., Farglory Life Insurance Co., Ltd., Aego Life Insurance (Taiwan) Inc., and Allianz Life Insurance Company Limited, which enables Dinglv Broker to offer a variety of products to its customers.

UNVERIFIED FINANCIAL NUMBERS

The financial numbers contained in this release with respect to Dinglv Broker were supplied to us by Dinglv Broker and have not been verified by us or our independent auditors or any other third party, and may differ materially from the actual audited numbers with respect to Dinglv Broker that will be filed by the Company in due course. The Company cautions against placing undue reliance on these unverified numbers.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; difficulty in managing operations of acquired businesses; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.